Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Dell Technologies Inc.
Dell International L.L.C.
EMC Corporation
Dell Inc.
Denali Intermediate Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Fees to be Paid	Debt	4.350% Senior Notes 2030	Rule 457(r)	$700,000,000	99.883%	$699,181,000	$ 153.10 per $1,000,000	$107,044.62
		4.850% Senior Notes 2035	Rule 457(r)	$800,000,000	99.646%	$797,168,000	$ 153.10 per $1,000,000	$122,046.43
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,496,349,000		$229,091.05
	Total Fees Previously Paid							—
	Total Fee Offsets							—

	Net Fee Due							$229,091.05
(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3 (File No.
333-269159)
filed with the Securities and Exchange Commission on January 9, 2023 was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This registration fee table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.